Exhibit 10.2

February 24, 2006

Steve Stringer

Dear Steve,

American Technology Corporation (“Company”) is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks and is based on the following terms and conditions:

Title:	Chief Financial Officer

Reporting To:	John Zavoli, President and Chief Operating Officer

Start Date:	April 1, 2006

Salary:	Your salary as an exempt employee will be $8,125.00 gross Semi-monthly or $195,000 annually.

Incentive Plan:

Although the Company currently does not maintain a bonus or incentive plan, the Company will be working towards implementing an incentive plan. The planned targeted date for structuring a formal incentive plan will be within 90 days of the commencement of your employment. The incentive plan will be based in part on your achievement of detailed quarterly and annual goals. The detailed quarterly and annual goals will be created jointly by you and John Zavoli and will require approval by the Board of Directors. Any incentive so determined will be payable at the same time as annual incentives are paid to other executive officers of the Company.

Stock Options:

Management will recommend to the Compensation Committee at its first meeting following your start date, that you be granted stock options to purchase 100,000 shares of common stock. These options are presently available to accommodate this recommendation. The Compensation Committee has the discretion to approve or deny the grant. The recommended options will have an exercise price equal to the fair market value of our common stock (determined in accordance with our 2005 Stock Option Plan) on the date the Compensation Committee approves the grant, and will be exercisable for five (5) years after grant, subject to earlier termination as set forth in the 2005 Stock Option Plan. The recommended options will vest over four (4) years with 25% vesting on the first anniversary of grant, and then in equal quarterly installments over the following three years of continuous service with the Company.

Health Benefits:

The Company offers a comprehensive benefits plan that includes medical, dental, vision, short-term disability, long-term disability and life insurances. The company pays 100% of the premiums for yourself and your dependents. The company reserves the right to amend the terms of the benefit programs, including premiums, at any time. Benefits begin the first day of the month following your hire date. Except for the 401(k), this has quarterly enrollments.

Paid Time Off & Holidays:	You will receive 15 days of accrued Paid Time Off (PTO) annually, in use for vacation or for personal time off. PTO hours are accrued per pay period.

The Company offers 9-paid holidays each calendar year. You must be on active status the day before and the day after the holiday to receive holiday pay.

Retirement:	A 401k package is available with multiple investment options and the company matches 25% of the employee’s deferral up to 6% of your annual earnings. (Note: Some IRS limitations may apply.)

Arbitration:	As a contingency of this offer, you will be required to sign the attached Mutual Agreement to Arbitrate (“Arbitration Agreement”).

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at American Technology Corp.

Additionally, as a condition of this offer and of your employment with American Technology Corp., you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, you will be required to execute the Company’s Non-Disclosure Agreement on your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed by the President of the Corporation.

Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us.

If there are any questions, please do not hesitate to call me.

Yours truly,

/s/ JOHN ZAVOLI

John Zavoli

President/COO

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by: /s/ Steven D. Stringer	Date: 2/24/06